Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Kenneth Boerger	Lisa Fell
Vice President and Treasurer	Director of Corporate Communications
(419) 325-2279	(419) 325-2001
ken.boerger@libbey.com	lfell@libbey.com

FOR IMMEDIATE RELEASE
FRIDAY, MAY 1, 2014

LIBBEY INC. ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

Weather and higher input costs negatively impact first quarter results; Recently completed debt refinancing expected to reduce annual interest expense by more than $10 million

TOLEDO, OHIO, MAY 1, 2014--Libbey Inc. (NYSE MKT: LBY) today reported results for the first quarter-ended March 31, 2014.

First Quarter Financial Highlights

•	Sales for the first quarter were $181.6 million, compared to $183.5 million for the first quarter of 2013, a decrease of 1.0 percent (a decrease of 1.2 percent excluding currency fluctuation).

•	Gross profit for the first quarter was $32.3 million, compared to $42.2 million for the first quarter of 2013.

•	Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (see Table 2) for the quarter was $20.1 million, compared to $26.2 million in the prior-year quarter.

•	Working capital was 22.9 percent of net sales, which was a record low for any first quarter in Company history.

“First quarter revenues were negatively impacted by the severe weather in much of the United States in January and February; however, we saw improving trends during March. Higher energy costs, both in natural gas and electricity, packaging price increases and currency fluctuation, largely in the Americas, provided headwinds during the quarter. Our efforts over the last two years have strengthened our cost position considerably, and we are now focused on maintaining our hard-won margin increases and profitably growing our business," said Stephanie A. Streeter, chief executive officer of Libbey Inc. Streeter continued, "We look forward to a stronger sales environment in the remaining three quarters of 2014 and the opportunity to better leverage our global capabilities."

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Libbey Inc.

First Quarter Segment Sales and Operational Review

•
Sales in the Americas segment were $121.9 million, compared to $123.5 million in the first quarter of 2013, a decrease of 1.3 percent. This was comprised of a 1.0 percent decrease in sales in our foodservice channel, a decrease of 8.1 percent in retail and an 8.2 percent increase in the business-to-business channel.

•	Sales in the EMEA segment increased 0.5 percent (a decrease of 3.1 percent excluding currency impact) to $34.4 million, compared to $34.2 million in the first quarter of 2013.

•
Sales in U.S. Sourcing were $17.7 million in the first quarter of 2014, compared to $17.5 million in the prior-year quarter, as sales of World Tableware and Syracuse China flatware and dinnerware increased 1.4 percent.

•
Sales in Other were $7.5 million, compared to $8.2 million in the prior-year quarter. This decrease was the result of an 8.4 percent decrease in sales (10.4 percent excluding currency impact) in the Asia Pacific region.

•	Earnings before interest and income taxes (EBIT) were $3.1 million in the first quarter of 2014, compared to $11.1 million for the first quarter of 2013.

•
Adjusted EBITDA of $20.1 million (see Table 2) was $6.1 million less than the $26.2 million reported in the prior-year quarter. The primary factors contributing to the change in adjusted EBITDA from the prior-year quarter include higher input costs for natural gas, packaging and electricity of $4.0 million, weather related factors of $1.3 million and nearly $2.0 million in currency impacts, primarily in Mexico, partially offset by the realization of savings of approximately $1 million from the recently completed North American capacity realignment.

•	Interest expense decreased by $0.7 million to $7.7 million, compared to $8.4 million in the year-ago period, primarily driven by lower debt.

•	Our effective tax rate was 25.8 percent for the quarter-ended March 31, 2014, compared to 25.0 percent for the quarter-ended March 31, 2013.

Balance Sheet and Liquidity

•
Libbey reported that it had available capacity of $75.5 million under its ABL credit facility as of March 31, 2014, with no loans currently outstanding. The Company also had cash on hand of $24.5 million at March 31, 2014.

•
As of March 31, 2014, working capital, defined as inventories and accounts receivable less accounts payable, was $187.1 million, compared to $196.4 million at March 31, 2013. Working capital decreased $9.3 million compared to the prior year, as the result of higher accounts payable partially offset by higher inventories.

Sherry Buck, chief financial officer, added, "While we were impacted by weather and higher input costs in the quarter, we have a strong foundation to further increase our adjusted EBITDA margins in 2014 as we realize the benefits of our North American capacity realignment. In addition, we will begin to realize lower interest expense going forward as a result of the new $440 million senior secured credit facility, which, based on the initial interest rates, is expected to generate over $10 million in annual interest expense savings."

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Libbey Inc.

Webcast Information

Libbey will hold a conference call for investors on Thursday, May 1, 2014, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations' section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 14 days after the conclusion of the call.

About Libbey Inc.

Based in Toledo, Ohio, since 1888, we believe Libbey Inc. is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world. It supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries, and it is the leading manufacturer of tabletop products for the U.S. foodservice industry.

Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is a leading producer of glass tableware in Mexico and Latin America. Its subsidiary located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2013, Libbey Inc.'s net sales totaled $818.8 million.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 12, 2014. Important factors potentially affecting performance include but are not limited to risks related to our ability to borrow under our ABL credit agreement; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per-share amounts)
(unaudited)

	Three months ended March 31,
	2014	2013

Net sales	$181,581	$183,476
Freight billed to customers	814	752
Total revenues	182,395	184,228
Cost of sales (1)	150,056	141,996
Gross profit	32,339	42,232
Selling, general and administrative expenses	28,878	26,397
Special charges (1)	—	4,314
Income from operations	3,461	11,521
Other expense	(322)	(435)
Earnings before interest and income taxes	3,139	11,086
Interest expense	7,701	8,435
(Loss) income before income taxes	(4,562)	2,651
(Benefit) provision for income taxes (1)	(1,178)	662
Net (loss) income	$(3,384)	$1,989

Net (loss) income per share:
Basic	$(0.16)	$0.09
Diluted	$(0.16)	$0.09

Weighted average shares:
Outstanding	21,523	21,115
Diluted	21,523	21,594

(1) Refer to Table 1 for Special Items detail.

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS:
Cash and cash equivalents	$24,473	$42,208
Accounts receivable — net	87,046	94,549
Inventories — net	174,179	163,121
Other current assets	31,899	24,838
Total current assets	317,597	324,716

Pension asset	34,147	33,615
Goodwill and purchased intangibles — net	186,430	186,704
Property, plant and equipment — net	264,618	265,662
Other assets	18,868	19,293
Total assets	$821,660	$829,990

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$74,099	$79,620
Accrued liabilities	73,695	73,821
Pension liability (current portion)	3,161	3,161
Non-pension postretirement benefits (current portion)	4,758	4,758
Other current liabilities	1,644	1,374
Long-term debt due within one year	5,351	5,391
Total current liabilities	162,708	168,125

Long-term debt	406,808	406,512
Pension liability	40,254	40,033
Non-pension postretirement benefits	58,822	59,065
Other liabilities	23,402	25,446
Total liabilities	691,994	699,181

Common stock and capital in excess of par value	324,922	323,580
Retained deficit	(122,995)	(119,611)
Accumulated other comprehensive loss	(72,261)	(73,160)
Total shareholders’ equity	129,666	130,809
Total liabilities and shareholders’ equity	$821,660	$829,990

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2014	2013

Operating activities:
Net (loss) income	$(3,384)	$1,989
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	10,676	10,774
(Gain) loss on asset sales and disposals	(4)	2
Change in accounts receivable	3,082	(6,043)
Change in inventories	(11,195)	(10,635)
Change in accounts payable	(5,315)	(7,745)
Accrued interest and amortization of finance fees	7,256	8,131
Pension & non-pension postretirement benefits	1,372	3,700
Restructuring	(243)	4,314
Accrued liabilities & prepaid expenses	(12,369)	(15,792)
Income taxes	(3,153)	(1,626)
Share-based compensation expense	1,003	824
Other operating activities	(95)	(573)
Net cash used in operating activities	(12,369)	(12,680)

Investing activities:
Additions to property, plant and equipment	(9,901)	(8,882)
Proceeds from furnace malfunction insurance recovery	4,346	—
Proceeds from asset sales and other	4	4
Net cash used in investing activities	(5,551)	(8,878)

Financing activities:
Other repayments	(50)	(59)
Stock options exercised	336	537
Net cash provided by financing activities	286	478

Effect of exchange rate fluctuations on cash	(101)	(179)
Decrease in cash	(17,735)	(21,259)

Cash & cash equivalents at beginning of period	42,208	67,208
Cash & cash equivalents at end of period	$24,473	$45,949

In accordance with the SEC’s Regulation G, tables 1, 2, 3, 4, 5 and 6 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey's core business and trends. In addition, it is the basis on which Libbey's management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

Table 1
Reconciliation of "As Reported" Results to "As Adjusted" Results - Quarter
(dollars in thousands, except per-share amounts)
(unaudited)
	Three months ended March 31,
	2014			2013
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$181,581	$—	$181,581	$183,476	$—	$183,476
Freight billed to customers	814	—	814	752	—	752
Total revenues	182,395	—	182,395	184,228	—	184,228
Cost of sales	150,056	6,291	143,765	141,996	566	141,430
Gross profit	32,339	(6,291)	38,630	42,232	(566)	42,798
Selling, general and administrative expenses	28,878	—	28,878	26,397	—	26,397
Special charges	—	—	—	4,314	4,314	—
Income from operations	3,461	(6,291)	9,752	11,521	(4,880)	16,401
Other expense	(322)	—	(322)	(435)	—	(435)
Earnings before interest and income taxes	3,139	(6,291)	9,430	11,086	(4,880)	15,966
Interest expense	7,701	—	7,701	8,435	—	8,435
(Loss) income before income taxes	(4,562)	(6,291)	1,729	2,651	(4,880)	7,531
(Benefit) provision for income taxes	(1,178)	(341)	(837)	662	(837)	1,499
Net (loss) income	$(3,384)	$(5,950)	$2,566	$1,989	$(4,043)	$6,032

Net (loss) income per share:
Basic	$(0.16)	$(0.28)	$0.12	$0.09	$(0.19)	$0.29
Diluted	$(0.16)	$(0.28)	$0.12	$0.09	$(0.19)	$0.28

Weighted average shares:
Outstanding	21,523		21,523	21,115		21,115
Diluted	21,523		21,941	21,594		21,594

	Three months ended March 31, 2014			Three months ended March 31, 2013
Special Items Detail - (Income) Expense:	Restructuring Charges (1)	Furnace Malfunction(2)	Total Special Items	Restructuring Charges (1)	Total Special Items
Cost of sales	$985	$5,306	$6,291	$566	$566
Special charges	—	—	—	4,314	4,314
Income taxes	(296)	(45)	(341)	(837)	(837)
Total Special Items	$689	$5,261	$5,950	$4,043	$4,043

(1) Restructuring charges relate to discontinuing production of certain glassware in North America and reducing manufacturing capacity at our Shreveport, Louisiana, facility.
(2) Furnace malfunction relates to loss of production at our Toledo, Ohio, manufacturing facility.

Table 2
Reconciliation of Net (Loss) Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
(dollars in thousands)
(unaudited)
	Three months ended March 31,
	2014	2013
Reported net (loss) income	$(3,384)	$1,989
Add:
Interest expense	7,701	8,435
(Benefit) provision for income taxes	(1,178)	662
Depreciation and amortization	10,676	10,774
EBITDA	13,815	21,860
Add: Special items before interest and taxes	6,291	4,880
Less: Depreciation expense included in special items and also in depreciation and amortization above	—	(566)
Adjusted EBITDA	$20,106	$26,174

Table 3
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Three months ended March 31,
	2014	2013
Net cash used in operating activities	$(12,369)	$(12,680)
Capital expenditures	(9,901)	(8,882)
Proceeds from furnace malfunction insurance recovery	4,346	—
Proceeds from asset sales and other	4	4
Free Cash Flow	$(17,920)	$(21,558)

Table 4
Reconciliation to Working Capital
(dollars in thousands)
(unaudited)
	March 31, 2014	March 31, 2013	December 31, 2013
Add:
Accounts receivable	$87,046	$86,264	$94,549
Inventories	174,179	167,374	163,121
Less: Accounts payable	74,099	57,259	79,620
Less: Receivable on furnace malfunction insurance claim	—	—	5,000
Working Capital	$187,126	$196,379	$173,050

Table 5
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended March 31,
	2014	2013
Net Sales:
Americas (1)	$121,925	$123,535
EMEA (2)	34,398	34,242
U.S. Sourcing (3)	17,734	17,484
Other (4)	7,524	8,215
Consolidated	$181,581	$183,476

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
Americas (1)	$14,989	$18,802
EMEA (2)	253	(1,362)
U.S. Sourcing (3)	868	1,541
Other (4)	445	2,285
Segment EBIT	$16,555	$21,266

Reconciliation of Segment EBIT to Net (Loss) Income:
Segment EBIT	$16,555	$21,266
Retained corporate costs (6)	(7,125)	(5,300)
Consolidated Adjusted EBIT	9,430	15,966
Furnace malfunction	(5,306)	—
Restructuring charges	(985)	(4,880)
Special items before interest and taxes	(6,291)	(4,880)
Interest expense	(7,701)	(8,435)
Income taxes	1,178	(662)
Net (loss) income	$(3,384)	$1,989

Depreciation & Amortization:
Americas (1)	$5,959	$6,528
EMEA (2)	2,626	2,486
U.S. Sourcing (3)	7	9
Other (4)	1,644	1,374
Corporate	440	377
Consolidated	$10,676	$10,774

(1) Americas—includes worldwide sales of manufactured and sourced glass tableware having an end market destination in North and South America.
(2) EMEA—includes worldwide sales of manufactured and sourced glass tableware having and end market destination in Europe, the Middle East and Africa.
(3) U.S. Sourcing—includes U.S. sales of sourced ceramic dinnerware, metal tableware, hollowware, and serveware.
(4) Other—includes worldwide sales of manufactured and sourced glass tableware having an end market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance.
(6) Retained corporate costs includes certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.

Table 6
Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Last twelve months ending
	March 31, 2014	December 31, 2013
Reported net income	$23,086	$28,459
Add:
Interest expense	31,272	32,006
Provision for income taxes	11,401	13,241
Depreciation and amortization	43,871	43,969
EBITDA	109,630	117,675
Add: Special items before interest and taxes	19,670	18,259
Less: Depreciation expense included in special items and also in depreciation and amortization above	(967)	(1,533)
Adjusted EBITDA	$128,333	$134,401

Debt	$412,159	$411,903
Less: Carrying value adjustment on debt related to the Interest Rate Agreement	(965)	(1,324)
Gross debt	413,124	413,227
Cash	24,473	42,208
Debt net of cash	$388,651	$371,019

Debt net of cash to Adjusted EBITDA ratio	3.0 x	2.8 x